Consent of Independent Registered Public Accounting Firm
The Board of Directors
MoneyGram International, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-204934, No. 333-190257, No. 333-176567, No. 333-159709, No. 333-125122, and No. 333-116976 on Form S-8 of MoneyGram International, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of MoneyGram International, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ deficit for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019.

/s/ KPMG LLP
Dallas, Texas
February 28, 2020